Exhibit 99.1

Financial Report October - December 2016

Record sales for the quarter and the full year, continued strong order intake

(Stockholm, February 2, 2017) – – – Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb) – the worldwide leader in automotive safety systems – reported record consolidated sales of $10,074 million in 2016 and the Company increased its R,D&E efforts for future growth while indicating 2017 adjusted operating margin in line with its long term target range.

For the three-month period ended December 31, 2016, the Company reported record sales of $2,604 million. Quarterly organic sales* grew by 1.1% (for non-U.S. GAAP measures see enclosed reconciliation tables). The fourth quarter of 2016 included approximately three less working days compared to 2015, decreasing the year-over-year organic growth* by around 5pp. On an equivalent basis the organic growth* was around 6%. Operating margin was 9.2%. The adjusted operating margin* was 9.3%. The expectation at the beginning of the quarter was for quarterly organic sales to be “flat” and an adjusted operating margin of “more than 9%”.

For the first quarter of 2017, the Company expects organic sales to increase by more than 3% and an adjusted operating margin of around 8%. The expectation for the full year is for organic sales growth of around 4% and an adjusted operating margin of around 8.5%. R,D&E investments, net is expected to be at the high end of the 6.5-7.0% of sales range, a significant year-over-year increase. (See the “Outlook” section on the next page for further discussion of organic sales and adjusted operating margin, which are forward-looking non-U.S. GAAP measures).

Key Figures

(Dollars in millions, except per share data)	Q4 2016	Q4 2015	Change
Net sales	$2,603.8	$2,519.5	3.3%
Operating income	$238.7	$281.3	(15.1)%
Operating margin	9.2%	11.2%	(2.0	)pp
Adjusted operating margin1)	9.3%	11.1%	(1.8	)pp
Earnings per share, diluted2)	$1.67	$2.10	(20.5)%
Adjusted earnings per share, diluted1, 2)	$1.71	$2.08	(17.8)%
Operating cash flow	$294.2	$321.3	(8.4)%

1) Excluding costs for capacity alignment and antitrust related matters.

2) Assuming dilution and net of treasury shares.

Comments from Jan Carlson, Chairman, President & CEO

“The fourth quarter developed largely in line with our expectations. I am particularly pleased with our growth in Asia, where we, for the first time, recorded sales above $1 billion for a quarter.

Regionally, the light vehicle production in China grew by almost 15% in the quarter and we grew particularly well with the domestic OEMs. For the full year, our organic growth* in China was in line with the strong light vehicle production growth. North American light vehicle production grew modestly in the quarter, while our growth was hampered by lower sales of replacement inflators and an unfavorable model mix. European light vehicle production continued to grow from a high level.

In active safety, we are pleased that we recorded double digit sales growth in the quarter for our core products radar and vision, although this was offset by declines in sales of non-core products. The strength of our offering in active safety was reflected in that both our order intake and win rate for active safety products increased substantially for the full year. We are also pleased that we won an Autoliv software based vision contract with a new Europe-based premium OEM. By signing a definitive agreement to form the joint venture Zenuity with Volvo Cars, we are creating a solid platform for developing software for autonomous driving and driver assistance systems. Autoliv-Nissin Brake Systems is expanding its customer base, winning a $1.1 billion total contract value for our new braking system with a Detroit-based OEM on a major platform.

Passive Safety recorded its highest order intake ever in 2016, winning about 50% of available order value for the second consecutive year. We remain confident that we are on the right path to surpass our $12 billion corporate sales target for 2019.

We are pleased that we in 2016 were able to manage unprecedented order intake levels that generate high levels of investments and costs for growth, and still deliver a strong cash flow and an adjusted operating margin within our long term target range. We continue to monitor the overall macro- and industry situation and we are ready to take necessary actions while focusing on executing on our growth strategy with continued quality focus.”

An earnings conference call will be held at 3:00 p.m. (CET) today, February 2. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q4 Report – 2016	4th Quarter

Outlook

Mainly based on our customer call-offs, we expect organic sales for the first quarter of 2017 to grow by more than 3% compared to the same quarter of 2016. Currency translations and M&A activities are expected to have a combined positive effect of around 2%, resulting in a consolidated sales growth of more than 5%. The adjusted operating margin, excluding costs for capacity alignments and antitrust related matters, is expected to be around 8%.

The expectation for the full year 2017 is for an organic sales growth of around 4%. Currency translations and M&A activities are expected to have a combined negative effect of around 2%, resulting in a consolidated sales increase of around 2%. The expectation for the full year adjusted operating margin is around 8.5%, excluding costs for capacity alignments and antitrust related matters. This includes costs related to strong mid-term consolidated sales growth.

Since 2015, Autoliv has agreements with several OEMs for replacement airbag inflators. Based on customer agreements and its own expectations, the Company currently expects deliveries of up to 30 million units during the period 2015 to 2018. This situation continues to evolve and estimates will be updated as necessary.

We see potential for deliveries also beyond 2018.

The projected tax rate, excluding any discrete items, for the full year 2017, is expected to be around 32% and is subject to change due to any other discrete or nonrecurring events that may occur.

We expect the operational cash flow for the full year 2017 to remain strong and to be more than $0.8 billion excluding antitrust related matters and any other discrete items. Capital expenditures in support of our growth strategy are expected to be at the high end of the 5-6% of sales range for the full year. R,D&E investments, net are expected to be at the high end of the 6.5-7.0% range of sales for the full year.

The forward looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Consolidated Sales

Consolidated sales increased by 3.3% to $2,604 million** compared to $2,520 million in the same quarter of 2015. (See Footnotes for additional information on brake control system sales). Excluding negative currency translation effects of $55 million and the effects from M&A activities, the organic sales growth* was 1.1%, compared to the expectation at the beginning of the quarter of a “flat” quarterly organic sales. The fourth quarter of 2016 included approximately three less working days compared to 2015, decreasing the year-over-year organic growth* by around 5pp.

Sales by Product

Change vs. same quarter last year
	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Airbags2)	$1,348.1	(2.8)%	—	(1.9)%	(0.9)%
Seatbelts2)	$688.0	0.5%	—	(3.0)%	3.5%
Passive Safety Electronics	$277.6	7.1%	—	(0.9)%	8.0%
Active Safety Products	$179.0	(5.0)%	—	(2.9)%	(2.1)%
Brake Control Systems	$111.1	100.0%	100.0%	—	—
Total	$2,603.8	3.3%	4.4%	(2.2)%	1.1%

1) Effects from currency translations.

2) Including Corporate and other sales.

The organic sales decline* of airbag products (including steering wheels) was driven mainly by lower inflator replacement sales and lower airbag sales in the Americas. This was partially mitigated by growth in sales of steering wheels in China and Europe as well as inflatable curtains in Japan.

The organic sales growth* in seatbelt products was primarily a result of sales growth in China. The trend of higher sales for more advanced and higher value-added seatbelt systems continued globally.

Organic sales* for passive safety electronics products (mainly airbag control modules and remote sensing units) grew rapidly in China and Rest of Asia.

The organic sales decline* for active safety products (automotive radars, night vision systems, cameras with driver assist systems and positioning systems) was due to sales declines for positioning systems in North America, partially offset by double-digit organic sales growth* of radar and camera systems in Europe, and camera systems and ADAS ECUs in North America. Sales of brake control systems were in line with expectations from the beginning of the quarter.

2

Q4 Report – 2016	4th Quarter

Sales by Region

Change vs. same quarter last year			Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
		Sales (MUSD)
Asia		$1,039.4	17.5%	9.1%	(1.2)%	9.6%
Whereof:	China	$538.1	14.1%	8.3%	(6.4)%	12.2%
	Japan	$255.1	34.3%	21.7%	10.8%	1.8%
	Rest of Asia	$246.2	10.4%	—	(0.2)%	10.6%
Americas		$831.1	(6.1)%	3.5%	(2.9)%	(6.7)%
Europe		$733.3	(2.2)%	—	(2.5)%	0.3%
Global		$2,603.8	3.3%	4.4%	(2.2)%	1.1%

1) Effects from currency translations.

The organic sales growth* of 1.1% in the quarter was mainly a result of double-digit organic growth in China and the Rest of Asia. The growth was partially offset by a decline in North America, while Europe and Japan showed moderate organic growth. The inflator replacement sales impacted organic growth* negatively by about 1pp.

For the first time ever, Autoliv’s quarterly sales in Asia surpassed $1 billion.

Sales from Autoliv’s companies in China increased organically* by more than 12% in the quarter. This was a result of 14.7% growth in the light vehicle production partly driven by tax incentives. Autoliv’s organic sales increase was primarily driven by local OEMs, particularly models from Great Wall and Geely. Global OEMs also contributed, particularly models from Hyundai/Kia.

Organic sales* from Autoliv’s companies in Japan increased by close to 2% in the quarter. The increase was driven by models from Nissan, Mitsubishi and Toyota. Lower sales of replacement inflators partly offset the organic growth.

Organic sales* from Autoliv’s companies in the Rest of Asia (RoA) grew by close to 11% in the quarter. This was driven by a strong sales increase in India, particularly for models from Hyundai, Suzuki and Tata, as well as an increase in South Korea with models from Hyundai/Kia.

Sales from Autoliv’s companies in the Americas declined organically* by close to 7%. Organic sales growth* in South America (Brazil) was close to 34%. In North America, sales declined organically* by more than 7%, mainly driven by declines for models from Ford, FCA and General Motors, as well as lower sales of replacement inflators.

The modest organic sales growth* in the quarter from Autoliv’s companies in Europe was positively impacted by sales increases to a number of OEMs, particularly models from Renault, FCA, Mercedes and Hyundai/Kia. Growth in sales of active safety products to Mercedes also contributed. Sales declines for models from BMW, PSA and GM contributed negatively to the organic sales growth.

Launches in the 4th Quarter

Land Rover’s new Discovery Passenger airbag, side airbag, inflatable curtains, seatbelts with pretensioners and safety electronics.	Alfa Romeo’s new Stelvio Passenger airbag, knee airbag, inflatable curtains and cable cutters.	Great Wall’s new Haval H2s Driver airbag with steering wheel, passenger airbag, side airbag, inflatable curtains, seatbelts with pretensioners and safety electronics.

Toyota’s new C-HR Driver airbag with steering wheel, side airbag, inflatable curtains and seatbelts with pretensioners.	Hyundai’s new Grandeur/Azera Driver airbag, passenger airbag, knee airbag, side airbag, inflatable curtains and safety electronics.	BMW’s new 5 Series Driver airbag with steering wheel, passenger airbag, seatbelts with pretensioners, night vision systems and cable cutters.

Honda’s new CR-V Radar system, brake control system and seatbelts with pretensioners.	Mini’s new Countryman Driver airbag with steering wheel, knee airbag, camera system and seatbelts with pretensioners.	Mazda’s new CX-5 Driver airbag with steering wheel.

Q4 Report – 2016	4th Quarter

Earnings

(Dollars in millions, except per share data)	Q4 2016	Q4 2015	Change
Net Sales	$2,603.8	$2,519.5	3.3%
Gross profit	$534.2	$520.7	2.6%
% of sales	20.5%	20.7%	(0.2	)pp
S,G&A	$(126.2)	$(108.4)	16.4%
% of sales	(4.8)%	(4.3)%	(0.5	)pp
R,D&E net	$(150.3)	$(126.6)	18.7%
% of sales	(5.8)%	(5.0)%	(0.8	)pp
Operating income	$238.7	$281.3	(15.1)%
% of sales	9.2%	11.2%	(2.0	)pp
Adjusted operating income1)	$242.9	$279.1	(13.0)%
% of sales	9.3%	11.1%	(1.8	)pp
Income before taxes	$228.0	$264.9	(13.9)%
Tax rate	36.7%	29.8%	6.9	pp
Net income	$144.2	$185.9	(22.4)%
Net income attributable to controlling interest	$147.7	$185.5	(20.4)%
Earnings per share, diluted2)	$1.67	$2.10	(20.5)%
Adjusted earnings per share, diluted1, 2)	$1.71	$2.08	(17.8)%

1) Excluding costs for capacity alignment and antitrust related matters.

2) Assuming dilution and net of treasury shares.

The gross profit for the fourth quarter 2016 was $14 million higher than the same quarter in 2015. The gross margin declined by 0.2pp to 20.5% compared to the same quarter in 2015, mainly as a result of costs related to investments for growth in the quarter, partially offset by higher sales and positive currency effects.

Selling, General and Administrative (S,G&A) expenses increased by $18 million compared to the same quarter of the previous year.

Research, Development & Engineering (R,D&E) expenses, net increased by $24 million compared to the same quarter of the previous year.

Operating income decreased by $43 million to $239 million, or 9.2% of sales, compared to 11.2% of sales in the same quarter of 2015. Adjusted operating margin*, excluding costs for capacity alignment and antitrust related matters, was 9.3% of sales for the fourth quarter of 2016 compared to 11.1% of sales for the same period in 2015. In addition to the gross margin decline, the decrease was primarily driven by higher R,D&E, net and S,G&A to support future growth as well as acquisition effects.

Income before taxes decreased by $37 million compared to the same quarter of the previous year. Net income attributable to controlling interest was $148 million, a decrease of $38 million from the fourth quarter of 2015.

The effective tax rate in the fourth quarter of 2016 was 36.7% compared to 29.8% in the same quarter of 2015. Discrete tax items, net had an unfavorable impact of 2.5pp whereas in the same quarter of 2015 discrete tax items, net had an unfavorable impact of 0.8pp. Discrete items in the fourth quarter consisted of several items including a fourth quarter tax law change in Spain and the settlement of a tax controversy in Turkey. The tax rate in the fourth quarter of 2016 was negatively impacted by an unfavorable mix of earnings and tax rates in various jurisdictions compared to the fourth quarter of 2015.

Earnings per share (EPS) assuming dilution was $1.67 compared to $2.10 for the same period one year ago. The negative items affecting EPS were mainly 21 cents from lower operating income, 13 cents from higher effective tax rate and 6 cents from higher costs for capacity alignment and antitrust related matters. The adjusted EPS* assuming dilution was $1.71 compared to $2.08 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution was 88.5 million compared to 88.3 million in the fourth quarter of 2015.

Q4 Report – 2016	4th Quarter

Cash Flow and Balance Sheet

Cash flow from operations amounted to $294 million compared to $321 million in the same quarter of 2015. The decrease was primarily related to the decrease in net income.

Cash flow before financing* was $135 million compared to $202 million during the same quarter of 2015. Capital expenditures, net, of $159 million were $56 million more than depreciation and amortization expense during the quarter and $43 million more than capital expenditures, net during the fourth quarter of 2015.

During the quarter, working capital decreased to 15% of sales from 17% of sales on September 30, 2016 and operating working capital* as a percentage of sales was 5.7%, down from 6.6% on September 30, 2016. The Company targets that operating working capital in relation to the last 12-month sales should not exceed 10%.

Accounts receivable in relation to sales decreased to 70 days outstanding from 74 days outstanding on September 30, 2016 but increased from 65 days outstanding on December 31, 2015. Days inventory outstanding was 31 days, down from 34 days on

September 30, 2016 but up from 29 days on December 31, 2015.

The Company’s net debt position* decreased by $46 million during the quarter to $313 million at December 31, 2016. Gross interest-bearing debt decreased during the quarter by $1 million to $1,543 million.

Autoliv’s policy is to maintain a leverage ratio* commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to EBITDA (earnings before interest, taxes, depreciation and amortization). The long-term target is to maintain a leverage ratio of around 1x within a range of 0.5x to 1.5x. As of December 31, 2016, the Company had a leverage ratio of 0.4x.

During the quarter, total equity decreased by $111 million to $3,926 million, mainly due to negative currency translations of $191 million, $51 million from dividends and $21 million from pension liabilities. The decrease was partly offset by $144 million from net income. Total parent shareholders’ equity was $3,677 million corresponding to $41.69 per share.

Light Vehicle Production Development

Change vs. same quarter last year
	China	Japan	RoA	Americas	Europe	Total
LVP1)	14.7%	2.4%	2.7%	1.7%	2.8%	7.1%

1) Source: IHS Jan 16, 2017.

During the three-month period from October to December 2016, global LVP is estimated by IHS to have grown by more than 7% compared to the same period in 2015. This was an increase of almost 7pp from IHS’s expectation at the beginning of the quarter.

In China, which accounts for around 18% of Autoliv’s sales, LVP increased by close to 15%, almost 17pp more than in the October estimate.

In Japan, which accounts for around 9% of Autoliv’s sales, LVP increased by more than 2%, almost 3pp higher than the October estimate.

In the RoA, which represents about 9% of Autoliv’s sales, LVP increased by almost 3%, 4pp better than the October estimate.

In the Americas, which accounts for about one third of Autoliv’s sales, LVP grew by almost 2%, about 1pp more than in the October estimate. In North America, LVP increased by about 1%, in line with the October estimate. In South America, LVP grew by 5%, close to 4pp higher than in the October estimate.

In Europe, where Autoliv currently generates around 30% of its sales, LVP increased by close to 3%, which was about twice the October estimate. In Western Europe, LVP grew by close to 1%, in line with the October estimate. In Eastern Europe, LVP grew by about 7%, 5pp better than the October estimate.

Headcount

	December 31, 2016	September 30, 2016	December 31, 2015
Headcount	70,293	68,778	64,088
Whereof: Direct workers in manufacturing	68%	68%	72%
Best Cost Countries	75%	74%	75%
Temporary personnel	13%	13%	15%

Compared to September 30, 2016 total headcount (permanent employees and temporary personnel) increased by 1,515 people. This was primarily a result of the growth in sales and order intake in the quarter as well as the continued hiring of engineers.

Q4 Report – 2016	4th Quarter

Segment Information

The Company reports its results under two segments, Passive Safety and Electronics. Passive Safety includes Autoliv’s airbag and seatbelt businesses, while Electronics integrates into one segment all of Autoliv’s electronics resources and expertise in both passive safety electronics, active safety and brake control systems. Corporate sales and income, capital expenditure and depreciation and amortization for the reportable segments can be found in the tables on page 21 of this report.

Passive Safety

(Dollars in millions)	Q4 2016	Q4 2015	Change		Organic change*
Segment sales	$2,035.3	$2,068.3	(1.6)%		0.7%
Segment operating income	$228.5	$264.5	(13.6)%
Segment operating margin	11.2%	12.8%	(1.6	)pp

Consolidated segment sales decreased by 1.6% to $2,035 million compared to $2,068 million in the same quarter of 2015. Excluding negative currency translation effects of $47 million, the organic sales growth* was almost 1%. Strong organic growth in China was offset by a decline in North America in the quarter. The operating margin decline was primarily a result of higher investments in R,D&E, net, as well as other costs to support future growth.

Electronics

(Dollars in millions)	Q4 2016	Q4 2015	Change		Organic change*
Segment sales	$584.1	$463.2	26.1%		3.4%
Segment operating income	$29.8	$32.3	(7.7)%
Segment operating margin	5.1%	7.0%	(1.9	)pp

Consolidated segment sales were significantly higher compared to the same quarter of 2015, primarily due to the inclusion of Autoliv-Nissin Brake Systems (ANBS). The organic sales growth* was more than 3%, driven by strong organic sales growth in Passive Safety

Electronics coming primarily from China and South Korea. The lower operating margin was mainly a result of higher costs to support future growth as well as costs relating to the formation of ANBS.

Headcount

	December 31, 2016	September 30, 2016	December 31, 2015
Headcount Passive Safety segment	63,134	61,820	59,861
Headcount Electronics segment	6,778	6,588	4,080

The headcount increase in Passive Safety was primarily related to the growth in sales and order intake in the quarter. In Electronics, the increase was primarily related to the continued hiring of software engineers in the active safety business as well as growth in the passive safety electronics business.

Q4 Report – 2016	Full Year

Consolidated Sales Full Year 2016

For the full year 2016, consolidated sales increased to $10,074 million** compared to $9,170 million for the full year 2015. Excluding negative currency effects of close to 2%, and acquisition effects from ANBS and MACOM of close to 5%, the organic sales growth* was more than 7%. All regions of the Company showed organic sales growth for 2016.

Sales by Product

Year over year change
	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Airbags2)	$5,255.8	4.4%	—	(1.7)%	6.1%
Seatbelts2)	$2,665.2	2.5%	—	(2.9)%	5.4%
Passive Safety Electronics	$1,031.0	11.7%	—	(0.6)%	12.3%
Active Safety Products	$738.6	20.9%	5.7%	(0.9)%	16.1%
Brake Control Systems	$383.0	100.0%	100.0%	—	—
Total	$10,073.6	9.9%	4.6%	(1.9)%	7.2%

1) Effects from currency translations.

2) Including Corporate and other sales.

Sales of airbag products (including steering wheels) were favorably impacted by higher sales of inflatable curtains in Japan and Europe, and steering wheels, especially in Europe.

Sales of seatbelt products were particularly strong in Europe and China. The global trend towards more advanced and higher value-added seatbelt systems continued globally.

The growth in organic sales* for passive safety electronics products (mainly airbag control modules and remote sensing units) was due to growth across most regions, particularly in China.

The strong increase in sales of active safety products (automotive radars, night vision systems, cameras with driver assist systems and positioning systems) resulted from growth particularly for radar products in North America and camera and radar products in Europe, primarily as a result of Mercedes’ increased demand for driving assistance. Sales of camera systems to BMW also contributed.

Sales of brake control systems were in line with our expectations from the start of operations of ANBS in the beginning of the second quarter of 2016.

Sales by Region

Year over year change			Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
		Sales (MUSD)
Asia		$3,617.4	17.5%	8.7%	(1.0)%	9.8%
Whereof:	China	$1,766.2	15.9%	7.4%	(5.4)%	13.9%
	Japan	$949.7	42.2%	23.1%	11.7%	7.4%
	Rest of Asia	$901.5	1.8%	—	(2.8)%	4.6%
Americas		$3,380.4	3.5%	4.6%	(3.5)%	2.4%
Europe		$3,075.8	8.8%	—	(1.0)%	9.8%
Global		$10,073.6	9.9%	4.6%	(1.9)%	7.2%

1) Effects from currency translations.

For the full year 2016, sales in Asia (China, Japan, RoA) represent 36% of total sales, the Americas 34% and Europe 30%. Sales continue to be balanced across the regions. Organic growth* was particularly strong in Europe, China, Japan and India.

Sales from Autoliv’s companies in China grew organically* by close to 14%, driven primarily by Asian OEMs and local OEMs, particularly Great Wall’s Haval models with high Autoliv content.

Organic sales* from Autoliv’s companies in Japan grew by more than 7%. The increase was primarily driven by models from Toyota and Nissan, partly offset by lower replacement inflator business.

Organic sales* from Autoliv’s companies in the RoA grew by close to 5%. This was primarily driven by strong organic sales growth in India and Thailand, partly offset by lower organic sales in South Korea.

Organic sales* from Autoliv’s companies in the Americas increased by more than 2%, with North America growing more than 2% and South America about 5%. Primary drivers were sales to Honda, Mercedes and Hyundai/Kia. Sales of replacement inflators also contributed.

Organic sales* from Autoliv’s companies in Europe grew by close to 10%. Models from Hyundai/Kia, Renault, Mercedes and FCA were the main growth contributors.

7

Q4 Report – 2016	Full Year

Earnings

(Dollars in millions, except per share data)	Full Year 2016	Full Year 2015	Change
Net Sales	$10,073.6	$9,169.6	9.9%
Gross profit	$2,057.0	$1,844.1	11.5%
% of sales	20.4%	20.1%	0.3	pp
S,G&A	$(476.1)	$(411.5)	15.7%
% of sales	(4.7)%	(4.5)%	(0.2	)pp
R,D&E net	$(651.0)	$(523.8)	24.3%
% of sales	(6.5)%	(5.7)%	(0.8	)pp
Operating income	$847.7	$727.8	16.5%
% of sales	8.4%	7.9%	0.5	pp
Adjusted operating income1)	$884.9	$893.3	(0.9)%
% of sales	8.8%	9.7%	(0.9	)pp
Income before taxes	$803.8	$675.7	19.0%
Tax rate	30.1%	32.3%	(2.2	)pp
Net income	$561.6	$457.5	22.8%
Net income attributable to controlling interest	$567.1	$456.8	24.1%
Earnings per share, diluted2)	$6.42	$5.17	24.2%
Adjusted earnings per share, diluted1, 2)	$6.75	$6.65	1.5%

1) Excluding costs for capacity alignment and antitrust related matters (but including settlements in H1, 2015).

2) Assuming dilution and net of treasury shares.

Gross profit for the full year 2016 increased by around $213 million, compared to the prior year, primarily as a result of higher sales. Gross margin increased by 0.3pp compared to 2015, mainly as a result of higher organic sales*, favorable currency effects and raw material savings, partially offset by costs related to investments for capacity and growth.

Selling, General and Administrative (S,G&A) expenses increased by close to $65 million as compared to the prior year.

Research, Development & Engineering (R,D&E) expenses, net increased by more than $127 million compared to the prior year.

Operating income increased by close to $120 million to $848 million and the operating margin increased by 0.5pp to 8.4%. In 2015, the operating margin was negatively affected by high costs related to the ongoing capacity alignments and for settlements of antitrust related matters.

Excluding costs for capacity alignment and antitrust related matters (but including antitrust settlements) the adjusted operating margin* was 8.8%, down from 9.7% compared to the prior year, mostly as a result of higher R,D&E, net, and other costs related to investments for capacity and growth as well as acquisition effects. This was partially offset by higher organic sales.

Compared to the prior year, income before taxes increased by more than $128 million to $804 million, $8 million more than the increase in operating income.

Net income attributable to controlling interest amounted to $567 million compared to $457 million for the full year 2015. Income tax expense was $242 million compared to $218 million in 2015. The effective tax rate was 30.1% compared to 32.3% for the full year 2015. Discrete tax items, net, had an unfavorable impact of 0.6pp for the full year 2016 while discrete tax items, net, were not material for the full year 2015.

EPS amounted to $6.42 assuming dilution compared to $5.17 for 2015. The EPS increase was positively affected by lower costs for capacity alignments and antitrust related matters of $1.15 and 25 cents from effective tax rate. This was partly offset by 16 cents from currency translations.

The weighted average number of shares outstanding assuming dilution was unchanged at 88.4 million compared to the full year 2015.

Q4 Report – 2016	Full Year

Cash Flow and Balance Sheet

In 2016, operations generated $868 million in cash. Cash flow before financing* was $142 million. This compares to $751 million and $159 million, respectively, for the full year 2015. The decrease in cash flow before financing was the result of increased M&A activities and capital expenditures, net, during the year.

Capital expenditures, net amounted to $499 million and depreciation and amortization was $383 million compared to $450 million and $319 million, respectively, for the full year 2015.

Autoliv’s net debt* increased by $112 million to $313 million compared to December 31, 2015.

Total equity increased by $458 million compared to December 31, 2015, mainly due to $562 million from net income and $252 million from the recognition of a minority interest in ANBS. These effects were partly offset by $206 million for dividends and $155 million from currency translations.

Light Vehicle Production Development

Year over year change
	China	Japan	RoA	Americas	Europe	Total
LVP1)	13.7%	(0.4)%	0.5%	(0.1)%	2.8%	4.7%

1) Source: IHS Jan 16, 2017.

For the full year 2016, global LVP is estimated by IHS to have increased by almost 5% compared to the full year 2015. This is almost 2pp more than IHS’s expectation from the beginning of the year.

In China, which accounts for around 18% of Autoliv’s sales, LVP grew by close to 14%, an increase of 8pp compared to the January 2016 estimate.

In Japan, which accounts for around 9% of Autoliv’s sales, LVP was flat, compared to an increase of almost 2% expected in the January 2016 estimate.

In the RoA, which accounts for 9% of Autoliv’s sales, LVP was flat, compared to an increase of more than 2% expected at the beginning of 2016.

In the Americas, which makes up about one third of Autoliv’s sales, LVP was flat, a decrease of more than

2pp compared to IHS’s growth expectation of more than 2% from the beginning of the year. In North America, the increase was close to 2%, which was less than half of the growth expected at the beginning of the year. In South America, the decrease was 10%, compared to the almost 9% decline expected in the January 2016 estimate.

In Europe, where Autoliv currently generates about 30% of its sales, LVP grew by almost 3%, which was more than 1pp better than IHS’s estimate in January. In Western Europe, LVP grew by close to 4%, more than 1pp better than estimated at the beginning of the year. In Eastern Europe, LVP increased by 1%, 1pp better than the January 2016 estimate.

Q4 Report – 2016	Full Year

Segment Information

Passive Safety

(Dollars in millions)	Full Year 2016	Full Year 2015	Change	Organic change*
Segment sales	$7,918.8	$7,621.2	3.9%	6.0%
Segment operating income	$817.7	$669.2	22.2%
Segment operating margin	10.3%	8.8%	1.5pp

Consolidated segment sales grew by close to 4% to $7,919 million compared to $7,621 million in the full year 2015. Excluding negative currency translation effects of more than $161 million, the organic sales growth* was 6%. The organic sales growth was mainly due to higher sales in Europe, China, Japan, North America and India.

The improvement in operating margin is primarily because costs relating to antitrust matters (including settlements) and capacity alignments (particularly the European capacity alignment program) were higher in 2015 than in 2016.

Electronics

(Dollars in millions)	Full Year 2016	Full Year 2015	Change		Organic change*
Segment sales	$2,215.6	$1,588.7	39.5%		13.3%
Segment operating income	$61.5	$64.5	(4.7)%
Segment operating margin	2.8%	4.1%	(1.3	)pp

Consolidated sales increased by close to 40% compared to the full year 2015. Excluding acquisition effects from ANBS and MACOM of $426 million and negative currency translation effects of more than $11 million, the organic sales growth* was more than 13%. The lower operating margin was mainly a result of costs relating to the formation of ANBS and higher costs for R,D&E, net, partially offset by higher organic sales.

Headcount

	December 31, 2016	December 31, 2015
Headcount Passive Safety segment	63,134	59,861
Headcount Electronics segment	6,778	4,080

The increase in passive safety headcount from December 31, 2015 was driven by growth in both sales and order intake. The increase in Electronics headcount from December 31, 2015 was mainly due to the integration of ANBS and hiring of R,D&E engineers in support of future growth.

Q4 Report – 2016

Other Items

•	On December 16, 2016, Autoliv announced that Tomiji Sugimoto joined Autoliv’s Research Advisory Board. Tomiji Sugimoto has held various key technical and leadership positions in Honda Motor Co., Ltd., including Vice President of the automotive technology research division at Honda R&D Americas and Executive Chief Engineer at the Automotive R&D Center in Honda.

•	On January 3, 2017, Autoliv and Volvo Cars announced the signing of a final agreement regarding the formation of the joint venture Zenuity, to develop software for autonomous driving and driver assistance systems. Operations are expected to begin during the first half of 2017, subject to customary closing conditions. Zenuity will have its headquarters in Gothenburg, Sweden.

•	On January 4-8, 2017, Autoliv participated in the annual International Consumer Electronics Show (CES) in Las Vegas. Showcasing several real life safety solutions for active safety, including Vision, Radar, AEB systems and RoadScape GPS Electronic Horizon. Autoliv also showcased LIV, the Company’s all-new research platform developed to facilitate collaboration and shared control between driver and vehicle.

Dividends

On November 3, 2016, the Company declared a quarterly dividend to shareholders of 58 cents per share for the first quarter 2017 with the following payment schedule:

Ex-date (common stock)	February 13, 2017
Ex-date (SDRs)	February 14, 2017
Record Date	February 15, 2017
Payment Date	March 2, 2017

Next Report

Autoliv intends to publish the quarterly earnings report for the first quarter of 2017 on Friday, April 28, 2017.

Inquiries

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 58 72 06 71

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the contact person set out above, at 12.00 CET on February 2, 2017.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

**During the second and third quarter of 2016, the Company recorded revenues for a specific contractual arrangement within Brake Control Systems on a gross revenue basis. Based on a detailed review of the arrangement and in accordance with ASC 605-45 Principal Agent Considerations, the Company has determined that recording revenues for such contractual arrangement on a net basis rather than a gross basis better reflects the Company’s role in the arrangement. At December 31, 2016, the Company has presented these amounts on a net basis instead of a gross basis. The Company concluded that the change in presentation was not material to the Company’s 2016 consolidated financial statements as it had no impact on our operating income since it is a reclassification from revenues to offset the cost of sales related to this transaction. The year-to-date adjustment included gross revenues related to the second and third quarters amounting to $10.5 million and $11.3 million, respectively.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q4 Report – 2016

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, statements regarding the expected consummation of the joint venture with Volvo Cars, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions or regional growth decline; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; loss of business from increased competition;

higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, restructurings or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; (including the ultimate resolution of the ongoing Toyota recall); higher expenses for our pension and other postretirement benefits, including higher funding needed for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation; our ability to protect our intellectual property rights or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Q4 Report – 2016

Key Ratios

	Quarter October - December		Full Year	Full Year
	2016	2015	2016	2015
Earnings per share, basic	$1.67	$2.11	$6.43	$5.18
Earnings per share, diluted1)	$1.67	$2.10	$6.42	$5.17
Total parent shareholders’ equity per share	$41.69	$39.22	$41.69	$39.22
Cash dividend paid per share	$0.58	$0.56	$2.30	$2.22
Operating working capital, $ in millions2)	579	570	579	570
Capital employed, $ in millions3)	4,240	3,670	4,240	3,670
Net debt, $ in millions2)	313	202	313	202
Net debt to capitalization, %4)	7	6	7	6
Gross margin, %5)	20.5	20.7	20.4	20.1
Operating margin, %6)	9.2	11.2	8.4	7.9
Return on total equity, %7)	14.5	21.9	14.6	13.6
Return on capital employed, %8)	22.2	30.7	20.3	20.4
Average no. of shares in millions1)	88.5	88.3	88.4	88.4
No. of shares at period-end in millions9)	88.2	88.1	88.2	88.1
No. of employees at period-end10)	61,502	54,600	61,502	54,600
Headcount at period-end11)	70,293	64,088	70,293	64,088
Days receivables outstanding12)	70	65	74	73
Days inventory outstanding13)	31	29	33	33

1) Assuming dilution and net of treasury shares.

2) Non-U.S. GAAP measure; for reconciliation see enclosed tables below.

3) Total equity and net debt.

4) Net debt in relation to capital employed.

5) Gross profit relative to sales.

6) Operating income relative to sales.

7) Net income relative to average total equity.

8) Operating income and income from equity method investments, relative to average capital employed.

9) Excluding dilution and net of treasury shares.

10) Employees with a continuous employment agreement, recalculated to full time equivalent heads.

11) Includes temporary hourly personnel.

12) Outstanding receivables relative to average daily sales.

13) Outstanding inventory relative to average daily sales.

Q4 Report – 2016

Consolidated Statements of Net Income

	Quarter October - December		Full Year	Full Year
(Dollars in millions, except per share data, unaudited)	2016	2015	2016	2015
Net sales
Airbag products1)	$1,348.1	$1,386.9	$5,255.8	$5,036.2
Seatbelt products1)	688.0	684.9	2,665.2	2,599.1
Passive safety electronic products	277.6	259.3	1,031.0	923.2
Active safety products	179.0	188.4	738.6	611.1
Brake control systems	111.1	—	383.0	—

Total net sales	$2,603.8	$2,519.5	$10,073.6	$9,169.6

Cost of sales	(2,069.6)	(1,998.8)	(8,016.6)	(7,325.5)

Gross profit	$534.2	$520.7	$2,057.0	$1,844.1

Selling, general & administrative expenses	(126.2)	(108.4)	(476.1)	(411.5)
Research, development & engineering expenses, net	(150.3)	(126.6)	(651.0)	(523.8)
Amortization of intangibles	(11.7)	(8.4)	(43.7)	(19.6)
Other income (expense), net	(7.3)	4.0	(38.5)	(161.4)

Operating income	$238.7	$281.3	$847.7	$727.8

Income from equity method investments	1.4	1.2	2.6	4.7
Interest income	1.4	0.9	4.5	2.7
Interest expense	(15.7)	(15.5)	(62.4)	(65.1)
Other non-operating items, net	2.2	(3.0)	11.4	5.6

Income before income taxes	$228.0	$264.9	$803.8	$675.7

Income taxes	(83.8)	(79.0)	(242.2)	(218.2)

Net income	$144.2	$185.9	$561.6	$457.5

Less; Net income (loss) attributable to non-controlling interest	(3.5)	0.4	(5.5)	0.7

Net income attributable to controlling interest	$147.7	$185.5	$567.1	$456.8

Earnings per share2)	$1.67	$2.10	$6.42	$5.17

1) Including Corporate and other sales.

2) Assuming dilution and net of treasury shares.

Q4 Report – 2016

Consolidated Balance Sheets

	December 31	September 30	June 30	March 31	December 31
(Dollars in millions, unaudited)	2016	2016	2016	2016	2015
Assets
Cash & cash equivalents	$1,226.7	$1,182.6	$1,113.1	$1,161.6	$1,333.5
Receivables, net	1,960.1	1,991.4	2,092.0	2,000.2	1,787.6
Inventories, net	773.4	799.2	750.4	766.7	711.4
Other current assets	180.7	172.1	167.0	131.6	205.8

Total current assets	$4,140.9	$4,145.3	$4,122.5	$4,060.1	$4,038.3

Property, plant & equipment, net	1,658.1	1,675.8	1,616.3	1,638.6	1,437.1
Investments and other non-current assets	352.2	345.1	354.2	350.3	255.8
Goodwill assets	1,870.7	1,891.5	1,894.2	1,838.7	1,666.3
Intangible assets, net	212.5	243.5	257.1	256.6	128.0

Total assets	$8,234.4	$8,301.2	$8,244.3	$8,144.3	$7,525.5

Liabilities and equity
Short-term debt	$219.8	$73.0	$95.4	$28.8	$39.6
Accounts payable	1,196.5	1,191.5	1,281.9	1,240.3	1,169.6
Other current liabilities	1,181.3	1,161.5	1,090.5	1,147.4	1,017.2

Total current liabilities	$2,597.6	$2,426.0	$2,467.8	$2,416.5	$2,226.4

Long-term debt	1,323.6	1,471.8	1,460.0	1,499.4	1,499.4
Pension liability	237.5	216.2	216.4	215.2	197.0
Other non-current liabilities	149.3	150.2	147.7	148.0	134.6

Total non-current liabilities	$1,710.4	$1,838.2	$1,824.1	$1,862.6	$1,831.0

Total parent shareholders’ equity	3,677.2	3,762.7	3,676.8	3,600.2	3,455.6
Non-controlling interest	249.2	274.3	275.6	265.0	12.5

Total equity	$3,926.4	$4,037.0	$3,952.4	$3,865.2	$3,468.1

Total liabilities and equity	$8,234.4	$8,301.2	$8,244.3	$8,144.3	$7,525.5

Q4 Report – 2016

Consolidated Statements of Cash Flows

	Quarter October - December		Full Year	Full Year
(Dollars in millions, unaudited)	2016	2015	2016	2015
Net income	$144.2	$185.9	$561.6	$457.5
Depreciation and amortization	103.6	89.5	383.0	319.1
Other, net	(15.8)	12.9	1.6	(0.0)
Changes in operating assets and liabilities	62.2	33.0	(77.8)	(26.1)

Net cash provided by operating activities	$294.2	$321.3	$868.4	$750.5

Capital expenditures, net	(159.1)	(115.9)	(498.6)	(449.6)
Acquisitions of businesses and other, net	—	(3.3)	(227.4)	(141.5)

Net cash used in investing activities	$(159.1)	$(119.2)	$(726.0)	$(591.1)

Net cash before financing1)	$135.1	$202.1	$142.4	$159.4

Net increase (decrease) in short-term debt	2.0	(10.4)	(2.7)	(29.0)
Repayments and other changes in long-term debt	—	—	—	(12.2)
Dividends paid	(51.1)	(49.3)	(202.8)	(195.7)
Shares repurchased	—	—	—	(104.4)
Common stock options exercised	0.8	3.0	5.9	20.3
Dividend paid to non-controlling interests	—	—	(1.7)	—
Capital contribution from non-controlling interests	—	—	—	1.6
Other, net	0.3	0.2	1.1	0.5
Effect of exchange rate changes on cash	(43.0)	6.8	(49.0)	(36.0)

Increase (decrease) in cash and cash equivalents	$44.1	$152.4	$(106.8)	$(195.5)
Cash and cash equivalents at period-start	1,182.6	1,181.1	1,333.5	1,529.0

Cash and cash equivalents at period-end	$1,226.7	$1,333.5	$1,226.7	$1,333.5

1) Non-U.S. GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q4 Report – 2016

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 73% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be rather volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables below present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Sales by Product

Quarter October - December 2016	Airbag Products2)		Seatbelt Products2)		Passive Safety Electronics		Active Safety		Brake Control		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	(0.9)	$(12.4)	3.5	$23.6	8.0	$20.9	(2.1)	$(3.9)	—	$—	1.1	$28.2
Currency effects1)	(1.9)	(26.4)	(3.0)	(20.5)	(0.9)	(2.6)	(2.9)	(5.5)	—	—	(2.2)	(55.0)
Acquisitions/divestitures	—	—	—	—	—	—	—	—	100.0	111.1	4.4	111.1

Reported change	(2.8)	$(38.8)	0.5	$3.1	7.1	$18.3	(5.0)	$(9.4)	100.0	$111.1	3.3	$84.3

1) Effects from currency translations.

2) Including Corporate and other sales.

Full Year 2016	Airbag Products2)		Seatbelt Products2)		Passive Safety Electronics		Active Safety		Brake Control		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	6.1	$308.3	5.4	$139.1	12.3	$113.2	16.1	$98.1	—	$—	7.2	$658.7
Currency effects1)	(1.7)	(88.7)	(2.9)	(73.0)	(0.6)	(5.4)	(0.9)	(5.6)	—	—	(1.9)	(172.7)
Acquisitions/divestitures	—	—	—	—	—	—	5.7	35.0	100.0	383.0	4.6	418.0

Reported change	4.4	$219.6	2.5	$66.1	11.7	$107.8	20.9	$127.5	100.0	$383.0	9.9	$904.0

1) Effects from currency translations.

2) Including Corporate and other sales.

Sales by Region

Quarter October - December 2016	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	12.2	$57.7	1.8	$3.5	10.6	$23.6	(6.7)	$(59.1)	0.3	$2.5	1.1	$28.2
Currency effects1)	(6.4)	(30.4)	10.8	20.5	(0.2)	(0.4)	(2.9)	(25.4)	(2.5)	(19.3)	(2.2)	(55.0)
Acquisitions/divestitures	8.3	39.1	21.7	41.1	—	—	3.5	30.9	—	—	4.4	111.1

Reported change	14.1	$66.4	34.3	$65.1	10.4	$23.2	(6.1)	$(53.6)	(2.2)	$(16.8)	3.3	$84.3

1) Effects from currency translations.

Full Year 2016	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	13.9	$212.5	7.4	$49.6	4.6	$40.3	2.4	$78.6	9.8	$277.7	7.2	$658.7
Currency effects1)	(5.4)	(83.6)	11.7	77.7	(2.8)	(24.4)	(3.5)	(113.1)	(1.0)	(29.3)	(1.9)	(172.7)
Acquisitions/divestitures	7.4	113.5	23.1	154.4	—	—	4.6	150.1	—	—	4.6	418.0

Reported change	15.9	$242.4	42.2	$281.7	1.8	$15.9	3.5	$115.6	8.8	$248.4	9.9	$904.0

1) Effects from currency translations.

Q4 Report – 2016

Sales by Segment

Quarter October - December 2016	Passive Safety		Electronics		Other and eliminations	Total
	%	$	%	$	$	%	$
Organic change	0.7	$13.6	3.4	$15.6	$(1.0)	1.1	$28.2
Currency effects1)	(2.3)	(46.7)	(1.8)	(8.3)	(0.0)	(2.2)	(55.0)
Acquisitions/divestitures	—	—	24.5	113.5	(2.4)	4.4	111.1

Reported change	(1.6)	$(33.1)	26.1	$120.8	$(3.4)	3.3	$84.3
1) Effects from currency translations.

Full Year 2016	Passive Safety		Electronics		Other and eliminations	Total
	%	$	%	$	$	%	$
Organic change	6.0	$458.9	13.3	$212.1	$(12.3)	7.2	$658.7
Currency effects1)	(2.1)	(161.3)	(0.6)	(11.3)	(0.1)	(1.9)	(172.7)
Acquisitions/divestitures	—	—	26.8	426.1	(8.1)	4.6	418.0

Reported change	3.9	$297.6	39.5	$626.9	$(20.5)	9.9	$904.0

1) Effects from currency translations.

Q4 Report – 2016

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	December 31	September 30	June 30	March 31	December 31
	2016	2016	2016	2016	2015
Total current assets	$4,140.9	$4,145.3	$4,122.5	$4,060.1	$4,038.3
Total current liabilities	(2,597.6)	(2,426.0)	(2,467.8)	(2,416.5)	(2,226.4)

Working capital	$1,543.3	$1,719.3	$1,654.7	$1,643.6	$1,811.9
Cash and cash equivalents	(1,226.7)	(1,182.6)	(1,113.1)	(1,161.6)	(1,333.5)
Short-term debt	219.8	73.0	95.4	28.8	39.6
Derivative asset and liability, current	(8.4)	(3.7)	(3.0)	0.6	2.4
Dividends payable	51.2	51.2	51.2	51.1	49.3

Operating working capital	$579.2	$657.2	$685.2	$562.5	$569.7

Net Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as a part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	December 31	September 30	June 30	March 31	December 31
	2016	2016	2016	2016	2015
Short-term debt	$219.8	$73.0	$95.4	$28.8	$39.6
Long-term debt	1,323.6	1,471.8	1,460.0	1,499.4	1,499.4

Total debt	$1,543.4	$1,544.8	$1,555.4	$1,528.2	$1,539.0
Cash and cash equivalents	(1,226.7)	(1,182.6)	(1,113.1)	(1,161.6)	(1,333.5)
Debt-related derivatives	(3.4)	(2.6)	(4.5)	(4.7)	(3.9)

Net debt	$313.3	$359.6	$437.8	$361.9	$201.6

Leverage ratio

The non-U.S. GAAP measure net debt is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	December 31	December 31
	2016	2015
Net debt1)	$313.3	$201.6
Pension liabilities	237.5	197.0

Debt per the Policy	$550.8	$398.6

Income before income taxes2)	$803.8	$675.7
Plus: Interest expense, net2, 3)	57.9	62.4
Depreciation and amortization of intangibles2, 4)	383.0	319.1

EBITDA per the Policy	$1,244.7	$1,057.2

Leverage ratio	0.4	0.4

1) Net debt is short- and long-term debt less cash and cash equivalents and debt-related derivatives.

2) Latest 12 months.

3) Interest expense, net is interest expense including cost for extinguishment of debt, if any, less interest income.

4) Including impairment write-offs, if any.

Q4 Report – 2016

Items Affecting Comparability

(Dollars in millions, except per share data)

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv’s business, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from non-U.S. GAAP to the equivalent U.S. GAAP measure.

	Quarter October - December 2016			Quarter October - December 2015
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$242.9	$(4.2)	$238.7	$279.1	$2.2	$281.3
Operating margin, %	9.3	(0.1)	9.2	11.1	0.1	11.2
Income before taxes	$232.2	$(4.2)	$228.0	$262.7	$2.2	$264.9
Net income	$148.0	$(3.8)	$144.2	$184.3	$1.6	$185.9
Return on capital employed, %	22.5	(0.3)	22.2	29.4	1.3	30.7
Return on total equity, %	14.8	(0.3)	14.5	20.9	1.0	21.9
Earnings per share, diluted2)	$1.71	$(0.04)	$1.67	$2.08	$0.02	$2.10

1) Excluding costs for capacity alignment and antitrust related matters.

2) Assuming dilution and net of treasury shares.

	Full Year 2016			Full Year 2015
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$884.9	$(37.2)	$847.7	$893.3	$(165.5)	$727.8
Operating margin, %	8.8	(0.4)	8.4	9.7	(1.8)	7.9
Income before taxes	$841.0	$(37.2)	$803.8	$841.2	$(165.5)	$675.7
Net income	$590.9	$(29.3)	$561.6	$588.4	$(130.9)	$457.5
Capital employed	$4,269	$(29)	$4,240	$3,801	$(131)	$3,670
Return on capital employed, %	21.1	(0.8)	20.3	24.4	(4.0)	20.4
Return on total equity, %	15.3	(0.7)	14.6	17.1	(3.5)	13.6
Earnings per share, diluted2)	$6.75	$(0.33)	$6.42	$6.65	$(1.48)	$5.17
Total parent shareholders’ equity per share	$42.02	$(0.33)	$41.69	$40.70	$(1.48)	$39.22

1) Excluding costs for capacity alignment and antitrust related matters (but including settlements in H1, 2015).

2) Assuming dilution and net of treasury shares.

Q4 Report – 2016

Segment Disclosure

Sales, including Intersegment Sales	Quarter October - December		Full Year	Full Year
(Dollars in millions)	2016	2015	2016	2015
Passive Safety	$2,035.3	$2,068.3	$7,918.8	$7,621.2
Electronics	584.1	463.2	2,215.6	1,588.7
Total segment sales	$2,619.4	$2,531.5	$10,134.4	$9,209.9
Corporate and other	2.7	3.6	5.8	14.7
Intersegment sales	(18.3)	(15.6)	(66.6)	(55.0)
Total net sales	$2,603.8	$2,519.5	$10,073.6	$9,169.6

Income before Income Taxes	Quarter October - December		Full Year	Full Year
(Dollars in millions)	2016	2015	2016	2015
Passive Safety	$228.5	$264.5	$817.7	$669.2
Electronics	29.8	32.3	61.5	64.5
Segment operating income	$258.3	$296.8	$879.2	$733.7
Corporate and other	(19.6)	(15.5)	(31.5)	(5.9)
Interest and other non-operating expenses, net	(12.1)	(17.6)	(46.5)	(56.8)
Income from equity method investments	1.4	1.2	2.6	4.7
Income before income taxes	$228.0	$264.9	$803.8	$675.7

Capital Expenditures	Quarter October - December		Full Year	Full Year
(Dollars in millions)	2016	2015	2016	2015
Passive Safety	$125.2	$99.1	$394.7	$405.6
Electronics	34.1	16.1	100.9	53.2
Corporate and other	3.9	3.0	11.2	7.0
Total capital expenditures	$163.2	$118.2	$506.8	$465.8

Depreciation and Amortization	Quarter October - December		Full Year	Full Year
(Dollars in millions)	2016	2015	2016	2015
Passive Safety	$71.7	$71.9	$278.5	$264.5
Electronics	30.1	15.7	96.1	49.3
Corporate and other	1.8	1.9	8.4	5.3
Total depreciation and amortization	$103.6	$89.5	$383.0	$319.1

Segment Assets (Dollars in millions)			December 31 2016	December 31 2015
Passive Safety			$5,637.0	$5,539.3
Electronics			1,715.5	966.5
Segment assets			$7,352.5	$6,505.8
Corporate and other1)			881.9	1,019.7
Total assets			$8,234.4	$7,525.5

1) Corporate and other assets mainly consists of cash and cash equivalents, income tax and deferred tax assets and equity method investments.

Q4 Report – 2016

Multi-year Summary

(Dollars in millions, except per share data)	20161)	20151)	20141)	20131, 5)	20121)
Sales and Income
Net sales	$10,074	$9,170	$9,240	$8,803	$8,267
Operating income	848	728	723	761	705
Income before income taxes	804	676	667	734	669
Net income attributable to controlling interest	567	457	468	486	483

Financial Position
Current assets excluding cash	2,914	2,705	2,607	2,582	2,312
Property, plant and equipment, net	1,658	1,437	1,390	1,336	1,233
Intangible assets (primarily goodwill)	2,083	1,794	1,661	1,687	1,707
Non-interest bearing liabilities	2,765	2,518	2,400	2,364	2,162
Capital employed	4,240	3,670	3,504	3,489	3,415
Net debt (cash)	313	202	62	(511)	(361)
Total equity	3,926	3,468	3,442	4,000	3,776
Total assets	8,234	7,526	7,443	6,983	6,570
Long-term debt	1,324	1,499	1,521	279	563

Share data
Earnings per share (US$) – basic	6.43	5.18	5.08	5.09	5.17
Earnings per share (US$) – assuming dilution	6.42	5.17	5.06	5.07	5.08
Total parent shareholders’ equity per share (US$)	41.69	39.22	38.64	42.17	39.36
Cash dividends paid per share (US$)	2.30	2.22	2.12	2.00	1.89
Cash dividends declared per share (US$)	2.32	2.24	2.14	2.02	1.94
Share repurchases	—	104	616	148	—
Number of shares outstanding (million)2)	88.2	88.1	88.7	94.4	95.5

Ratios
Gross margin (%)	20.4	20.1	19.5	19.4	19.9
Operating margin (%)	8.4	7.9	7.8	8.6	8.5
Pretax margin (%)	8.0	7.4	7.2	8.3	8.1
Return on capital employed (%)	20	20	21	22	21
Return on total equity (%)	15	14	12	13	14
Total equity ratio (%)	48	46	46	57	57
Net debt to capitalization (%)	7	6	2	n/a	n/a
Days receivables outstanding	74	73	71	70	66
Days inventory outstanding	33	33	32	31	30

Other data
Airbag sales3)	5,256	5,036	5,019	4,822	5,392
Seatbelt sales4)	2,665	2,599	2,800	2,773	2,657
Passive safety electronic sales6)	1,031	923	932	863	n/a
Active safety sales	739	611	489	345	218
Brake control sales	383	—	—	—	—
Net cash provided by operating activities	868	751	713	838	689
Capital expenditures, net	499	450	453	379	360
Net cash used in investing activities	(726)	(591)	(453)	(377)	(358)
Net cash provided by (used in) financing activities	(200)	(319)	226	(318)	(91)
Number of employees, December 31	61,500	54,600	50,800	46,900	41,700

1) Costs in 2016, 2015, 2014, 2013 and 2012 for capacity alignments and antitrust matters reduced operating income by (millions) $37, $166, $120, $47 and $98 and net income by (millions) $29, $131, $80, $33 and $71, respectively. This corresponds to 0.4%, 1.8%, 1.3%, 0.6% and 1.2% on operating margins and 0.3%, 1.4%, 0.9%, 0.4% and 0.9% on net margins, respectively. The impact on EPS was $0.33, $1.48, $0.87, $0.34 and $0.74 while return on total equity was reduced by 0.7%, 1.7%, 1.9%, 0.8% and 1.8%, respectively for the same five year period.

2) At year end, excluding dilution and net of treasury shares.

3) Including passive safety electronics (2012), steering wheels, inflators and initiators.

4) Including seat components until the divestiture in June 2012.

5) Including adjustments for a non-cash, non-recurring valuation allowance for deferred tax assets of $39 million on net income and capital employed, and $0.41 on EPS and total parent shareholder equity per share.

6) In 2012, sales for passive safety electronics were in airbag sales.